UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

NorthStar Realty Finance Corp.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

66704R100
(CUSIP Number)

October 9, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)

☑ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745(2-02)

CUSIP No. 66704R100		13G

1		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Bahram Akradi

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States
	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH:	8	SHARED DISPOSITIVE POWER

		0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

Not applicable.
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%
12		TYPE OF REPORTING PERSON*

IN

Item 1.

(a)	Name of Issuer
NorthStar Realty Finance Corp.

(b)	Address of Issuer’s Principal Executive Offices
399 Park Avenue, 18th Floor, New York, NY 10022

Item 2.

(a)	Name of Person Filing
Bahram Akradi

(b)	Address of Principal Business Office or, if none, Residence
2902 Corporate Place, Chanhassen, MN 55317

(c)	Citizenship
United States

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
66704R100

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4. Ownership

(a)	Amount Beneficially Owned
0

(b)	Percent of Class
0.0%

(c)	Number of shares as to which such person has:

(i)    Sole power to vote or to direct the vote
        0
(ii)   Shared power to vote or to direct the vote
        0
(iii)   Sole power to dispose or to direct the disposition of
        0
(iv)   Shared power to dispose or to direct the disposition of
        0

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 20, 2008
Date
/s/ Bahram Akradi
Signature
Bahram Akradi
Name/Title

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)
fb.us.2609392.01